UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 15, 2013

SYNAGEVA BIOPHARMA CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23155	56-1808663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

128 Spring Street, Suite 520, Lexington, Massachusetts 02421

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 357-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Lease Agreement

On January 15, 2013, Synageva BioPharma Corp. (“Synageva”) and The Trustees of Hayden Office Trust (the “Landlord”) entered into a lease agreement (the “Lease”) under which Synageva will lease approximately 51,556 square feet of office, research and laboratory space at 33 Hayden Avenue, Lexington, Massachusetts 02421 (the “Facility”) from the Landlord. This will be Synageva’s corporate headquarters after Synageva moves into the Facility.

Synageva will occupy the Facility in stages as building modifications are completed. Synageva currently anticipates that it will begin occupying a portion of the Facility in May 2013. The initial rent for the Facility will be $25.92 per square foot plus certain operating expenses and taxes.

The initial term of the Lease is 77-months after Synageva begins occupying the entire Facility, which is currently expected in August 2013. Synageva has an option to extend the Lease for two separate but successive periods of three years each.

Bioprocessing Services Agreement

On January 22, 2013, Synageva entered into a Bioprocessing Services Agreement (the “Agreement”) with FUJIFILM Diosynth Biotechnologies U.S.A., Inc. (“Diosynth”). Under the Agreement, Diosynth will be one of the manufacturing sources of the bulk drug substance of Synageva’s lead product candidate, Sebelipase Alfa. Synageva is currently evaluating Sebelipase Alfa in clinical trials for the treatment of an ultra rare disease known as lysosomal acid lipase deficiency. Synageva will pay predetermined amounts to Diosynth for completed manufacturing deliverables. Unless earlier terminated, the Agreement will continue in force until completion of the services requested by Synageva. Synageva has the right to terminate the Agreement at any time by providing Diosynth with 45 days’ prior written notice.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Lease is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAGEVA BIOPHARMA CORP.

By:	/s/ Sanj K. Patel
Sanj K. Patel
President and Chief Executive Officer

Date: January 22, 2013